SEPARATION PAY AGREEMENT

THIS SEPARATION PAY AGREEMENT (“Agreement”), dated as of March 24, 2022 (the “Effective Date”) is made by and between VAPOTHERM, INC., a Delaware corporation (the “Company”), on behalf of itself and one or more of its Affiliates, and GREG RAMADE (the “Executive”).

WHEREAS, the Company or one of its Affiliates employs the Executive as Senior Vice President & Chief Commercial Officer and recognizes the Executive as performing key functions for the success of the Company and its Affiliates; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its Affiliates to institute formalized separation arrangements for certain executives of the Company, including the Executive, in the event of a separation of employment; and

WHEREAS, the Executive desires to enter into this Agreement.

NOW, THEREFORE, based on the foregoing, and for and in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.
Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:
1.1.
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).
1.2.
“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
1.3.
“Board” means the board of directors of the Company.
1.4.
“Beneficial Owner” has the meaning set forth in Section 13(d) of the Exchange Act.
1.5.
“Cause” means:
1.5.1.
(i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), as determined by the Board in its sole discretion, which failure amounts to an intentional and extended neglect of the Executive’s duties; (ii) the determination in the sole discretion of the Board that the Executive has engaged or is about to engage in conduct materially injurious to the Company; (iii) the determination by the Board that the Executive has engaged in or is about to engage in conduct that is materially inconsistent with the Company’s legal and healthcare compliance policies, programs or obligations; (iv) the Executive’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (v) the Executive’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; and/or (vi) the Executive’s participation in activities proscribed in Sections 2, 3, 4 or 5 of the CNDA Agreement (as defined in Section 12) or the material breach by the Executive of any other material covenants contained herein and therein. For the purposes of clause (i) of this definition, no act, or failure to act, on the Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company and its Affiliates.
1.5.2.
Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause for the reasons in clauses (i) or (ii) of Section 1.5.1 unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause.

1.6.
“Change in Control” shall be deemed to have occurred on or immediately before the effective date on which any of the following occurs with regard to the Company:
1.6.1.
an event in which any Person is or becomes the Beneficial Owner, together with all Affiliates and Associates of such Person, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
1.6.2.
the consummation of a merger or consolidation of the Company with any other company (“Business Combination”), other than (A) a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) a Business Combination effected to implement a recapitalization of the Company (or similar transaction) after which no Person is or becomes the Beneficial Owner, together with all Affiliates and Associates of such Person, directly or indirectly, of securities of the Company or the surviving entity of such merger or consolidation representing fifty percent (50%) or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation;
1.6.3.
the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets; or
1.6.4.
the individuals who on the date of this Agreement constitute the Board thereafter cease to constitute at least a majority thereof; provided, however, that any person becoming a member of the Board subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board immediately prior to such vote shall be considered a member of the Board on the date of this Agreement.
1.7.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder, as in effect from time to time.
1.8.
“Compensation Committee” means the compensation committee of the Board.
1.9.
“Disability,” strictly for the purpose of the parties’ rights and obligations under this Agreement, means the Executive’s inability, due to physical or mental impairment, to perform the essential functions of the Executive’s position, with reasonable accommodation, for a period of one hundred and twenty (120) consecutive days or such other period of time as to which the parties may agree, as determined by a medical doctor selected by the Executive and the Company. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two (2) doctors shall select a third (3rd) who shall be the approved medical doctor for this purpose.
1.10.
“Good Reason” means:
1.10.1.
The occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 3.1 hereof):
1.10.1.1.
the assignment to the Executive of any duties resulting in a material diminution from the range of duties and responsibilities appropriate to a senior Executive within the Company, such range to be determined by reference to past, current, and reasonable practices within the Company, unless such duties are temporary or voluntary in nature;

1.10.1.2.
a material reduction in the Executive’s position (including a material negative change regarding the Executive’s status, offices, titles or reporting requirements), authority, duties or responsibilities within the Company which adversely affects the Executive’s overall status within the Company; however, notwithstanding the foregoing, a mere change in to whom the Executive reports, without more, shall not by itself constitute Good Reason unless (i) the change is characterized by the Company as a demotion or (ii) the change results in the Executive reporting to a manager that is more than one level below the management level to which the Executive previously reported;
1.10.1.3.
a material diminution by the Company in the Executive’s total compensation (including without limitation base salary, bonus opportunity, benefits opportunity and aggregate annualized compensation target (including bonus opportunity as a percentage of base salary)), except for an across the board reduction affecting all executives of the Company;
1.10.1.4.
the failure by the Company to pay to the Executive a material portion of the Executive’s current compensation and benefits, under any plan, program or policy of, or other contract or agreement with, the Company or any of its Affiliates, within thirty (30) days of the date such compensation and/or benefits are due;
1.10.1.5.
the failure by the Company to obtain a satisfactory agreement from any successor of the Company, requiring such successor to assume and agree to perform the Company’s obligations under this Agreement;
1.10.1.6.
the failure of the Company to provide indemnification and director and officer liability insurance protection as required in Section 9 of this Agreement;
1.10.1.7.
if the Executive is hired or promoted to work in a remote Company working environment, then a mandatory change to require the Executive to work in a non-remote working environment, or if the Executive works in a non-remote Company working environment, the relocation of the Executive’s principal place of employment immediately prior to such move (the “Principal Location”) to a location which is more than fifty (50) miles from the Principal Location; or
1.10.1.8.
the material breach by the Company or any Affiliate of any of the other provisions of this Agreement which is not cured following notice and a reasonable period of time to cure such breach.
1.10.2.
Notwithstanding any of the foregoing, placing the Executive on a paid leave for up to ninety (90) days pending a determination by the Company of whether there is a basis to terminate the Executive for Cause shall not constitute a Good Reason.
1.10.3.
Following a Change in Control and during the CIC Protection Period (as defined in Section 6), the Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In all events, if the Executive fails to deliver Notice of Termination with respect to a termination of the Executive’s employment for Good Reason within ninety (90) days after the initial occurrence of the event giving rise to such right to terminate, the Executive shall be deemed to waive the Executive’s right to terminate for Good Reason with respect to such event.
1.11.
“Involuntary Termination” means a termination of the Executive’s employment with the Company and its Affiliates (a) by the Company or an Affiliate other than for Cause, death or Disability, or (b) upon the Executive’s resignation of employment for Good Reason.

1.12.
“Incentive Compensation Awards” means awards granted under the Incentive Compensation Plan(s) providing the Executive with the opportunity to earn, on a year-by-year or multi-year basis, annual and long-term compensation.
1.13.
“Incentive Compensation Plans” means incentive compensation plans and long-term compensation plans of the Company which may include plans offering stock options, restricted stock, restricted stock units and other forms of long-term compensation.
1.14.
“Person,” unless otherwise defined, has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that the term shall not include (i) the Company or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the shares in the Company or (v) a person or group as used in Rule 13d-1(b) promulgated under the Exchange Act.
2.
Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Sarbanes-Oxley Act; and if this cannot be accomplished, then the Company shall use its best efforts to provide the Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive. In addition, if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Sarbanes-Oxley Act, any other applicable law, stock exchange requirement or policy of the Company, such forfeiture or repayment shall not constitute Good Reason.
3.
Notice and Date of Termination.
3.1.
Notice. Any termination of the Executive’s employment by the Company or by the Executive during the term of this Agreement shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon for termination of the Executive’s employment under the provision so indicated.
3.2.
Date. The date of the Executive’s termination of employment (“Date of Termination”) shall be determined as follows:
3.2.1.
If due to the Company terminating the Executive’s employment, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination; if other than for Cause, the Date of Termination shall not be less than two (2) weeks from the date such Notice of Termination is given, unless the Company elects to pay the Executive for that period in lieu of notice. Any such payment in lieu of notice would be in addition to any payments provided pursuant to Section 5 or 6, as applicable.
3.2.2.
If due to death, the Date of Termination is the date of death.
3.2.3.
If due to Disability, the Date of Termination is the date the party terminating the Executive’s employment for Disability provides written notice of termination due to Disability.
3.2.4.
If the basis of the Executive’s Involuntary Termination is the Executive’s resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not be less than two (2) weeks nor more than eight (8) weeks from the date Notice of Termination is given.

3.2.5.
If due to the Executive’s resignation for a reason other than Good Reason or if the Executive gives notice of retirement, the Date of Termination shall be determined by the Company after the Company receives Notice of Termination or retirement, but shall not be less than two (2) weeks or more than twelve (12) weeks from the date Notice of Termination is given.
3.2.6.
Notwithstanding the foregoing, for any compensation that qualifies as non-qualified deferred compensation under Code Section 409A (taking into account amounts that are exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions), the Date of Termination shall be the date the Executive experiences a “separation from service” within the meaning of Code Section 409A.
4.
Termination from the Board and any Offices Held. Upon termination of the Executive’s employment with the Company for any reason, the Executive agrees that the Executive’s membership on the Board, if any, the board of directors of any of the Company’s Affiliates, any committees of the Board, any committees of the board of directors of any of the Company’s Affiliates, and any and all offices held, if applicable, shall be automatically terminated. The Executive hereby agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.
5.
Severance Benefits upon Involuntary Termination Prior to Change in Control or After the CIC Protection Period Expires. In the event of the Involuntary Termination of the Executive’s employment prior to a Change in Control or after the expiration of the CIC Protection Period (as defined in Section 6), the Company shall pay to the Executive a lump sum cash amount equal to the Accrued Obligations (as hereinafter defined) and, following timely receipt of the Release required in Section 13 that has not been revoked, shall pay to the Executive the payments and benefits provided in Sections 5.1, 5.2, 5.4 and 5.5 below, at the times and in the manner as set forth therein, subject to Section 19.8 and any applicable required timing to the contrary set forth in Section 13. The “Accrued Obligations” means the sum of (i) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid; (ii) an amount equal to any annual cash Incentive Compensation Awards earned (based on the most recently completed performance period, whether that period is the prior quarter or the prior year) but not yet paid; (iii) an amount equal to the value of any accrued and/or untaken vacation, if any; and (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive’s duties in accordance with the policies established from time to time by the Board.
5.1.
Pre-Change in Control Severance Payment. The Company shall pay to the Executive a severance payment equal to one times (1x) the sum of: (i) the Executive’s then current annual base salary, plus (ii) an amount equal to the Executive’s then current annual target bonus; provided that if the Executive’s annual base salary or target bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then for purposes of severance payment calculation the higher figure will be used (the “Pre-Change in Control Severance Payment”). The Pre-Change in Control Severance Payment will be made as follows: (i) half in a lump sum payable on the later of: (a) fifteen (15) days after the Date of Termination; or (b) fifteen (15) days after the date the executed Release required in Section 13 becomes non-revocable by the Executive in accordance with applicable law, subject to any applicable required timing to the contrary set forth in Section 13, and (ii) the remaining half in six (6) equal consecutive monthly installments starting six (6) months after the Date of Termination with a final installment of all remaining amounts to be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The final installment will be equal to the total payment reduced by all the amounts previously paid (i.e., the lump sum payment and the sum of all the installment payments previously paid). Notwithstanding the provisions of clause (ii) to the contrary, if the six-month period would cause the installments to begin to be paid after the March 15 date described in the second sentence of this Section 5.2, then no installments will be paid, and the second payment will be a lump sum equal to half the total payment and that payment will be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The installment payments (or the second lump sum payment, if applicable) are specifically designated as consideration for execution of the Release required in Section 13 and compliance with the terms of the CNDA Agreement referred to in Section 12. All payments will have applicable taxes withheld and any installment payments will be paid at such times during the month as the Company may reasonably determine.
5.2.
Current Fiscal Year Bonus. The Company shall pay to the Executive a pro rata portion of the Executive’s annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date, to the extent actually achieved for such year pursuant to the terms of that year’s approved Incentive Compensation Award plan to which the Executive is subject (but without regard to any requirement the Executive remain employed on or through any particular date or period as a condition of payment). If so achieved, the pro rata payment will be made at the same time and in the same manner as such Incentive Compensation Award payments are made to other eligible participants, with proration based on the number of days the Executive was employed during such fiscal year, less any payments thereof already made during such fiscal year. Notwithstanding the foregoing, any portion of the Executive’s annual cash Incentive Compensation Award that is based on the Executive’s individual performance shall be deemed fulfilled at a target performance level, but remain subject to proration as described above.
5.3.
Equity-Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect on them, except as otherwise provided in Section 8.
5.4.
Welfare Benefits. The Executive shall be eligible for health and dental coverage as provided for under the United States Consolidated Omnibus Budget Reconciliation Act (“COBRA”), using the normal COBRA administration process of the Company. The Company will pay or reimburse the Executive for all costs of these benefits for a period equal to twelve (12) months, after which the Executive will be responsible for paying the full COBRA costs of benefits. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided. The Executive shall promptly notify the Company of any changes in the Executive’s eligibility for health and coverage.
5.5.
Outplacement Benefits. The Executive may, if the Executive so elects, receive reasonable outplacement assistance and services at the Company’s expense for a period of twelve (12) months following the Date of Termination. These services will be provided by a national firm selected by the Company whose primary business is outplacement assistance. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.
6.
Severance Benefits upon Involuntary Termination in Connection with and After a Change in Control. In the event of the Involuntary Termination of the Executive’s employment within two (2) years following a Change in Control (the “CIC Protection Period”), the Company shall pay to the Executive a lump sum cash amount equal to the Accrued Obligations and, following timely receipt of the Release required in Section 13 that has not been revoked, the Company shall pay to the Executive the payments and benefits provided in Sections 6.1, 6.2, 6.4 and 6.5 below, at the times and in the manner as set forth therein, subject to Section 19.8 and any applicable required timing to the contrary set forth in Section 13.
6.1.
Post-Change in Control Severance Payment. The Company shall pay to the Executive a severance payment equal to one and one-half times (1.5x) the sum of (i) the Executive’s then current annual base salary plus (ii) the Executive’s then current annual target bonus; provided that if the Executive’s annual base salary or target bonus has been reduced during the sixty (60) day period prior to the Date of Termination, then, for purposes of this severance payment calculation, the higher figure will be used (the “Post-Change in Control Severance Payment”). The Post-Change in Control Severance Payment shall be made in a lump sum but shall not be made until the later of: (a) fifteen (15) days after the Date of Termination; or (ii) fifteen (15) days after the date the executed Release required in Section 13 becomes non-revocable by the Executive in accordance with applicable law, subject to any applicable required timing to the contrary set forth in Section 13 or 19.8. The lump sum payment is specifically designated as consideration for execution of the Release required in Section 13 and compliance with the terms of the CNDA Agreement referred to in Section 12.
6.2.
Current Fiscal Year Bonus. The Company shall pay to the Executive a pro rata portion of the Executive’s target annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date, less any payments thereof already made during such fiscal year; provided, however, that if the Termination Date occurs during the last two (2) months of the fiscal year, the Company shall pay to the Executive a pro rata portion of the greater of: (i) the Executive’s target annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date; or (ii) the Executive’s actual annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date, based on trend of actual performance through the Termination Date. This payment, which shall be made in a lump sum, shall not be made until the later of: (a) fifteen (15) days after the Date of Termination; or (ii) fifteen (15) days after the date the executed Release required in Section 13 becomes non-revocable by the Executive in accordance with applicable law, subject to any applicable required timing to the contrary set forth in Section 13.
6.3.
Equity-Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect upon them except as otherwise provided in Section 8.
6.4.
Welfare Benefits. The Executive shall be eligible for health and dental continuation coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company will pay or reimburse the Executive for all costs of these benefits for a period equal to eighteen (18) months, after which the Executive will be responsible for paying the full COBRA costs of benefits. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided. The Executive shall promptly notify the Company of any changes in the Executive’s eligibility for health and coverage.
6.5.
Outplacement Benefits. The Executive may, if the Executive so elects, receive reasonable outplacement assistance and services at the Company’s expense for a period of eighteen (18) months following the Date of Termination. These services will be provided by a national firm selected by the Company whose primary business is outplacement assistance. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.
6.6.
Change in Control. Notwithstanding anything contained herein to the contrary, if a Change in Control occurs and the Executive’s employment with the Company is terminated by reason of Involuntary Termination (including as a result of an event giving rise to Good Reason) prior to the occurrence of the Change in Control, and if such termination of employment (or the event giving rise to Good Reason) (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 5 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 6 as if such Involuntary Termination had occurred within two (2) years following the Change in Control.
7.
Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or if the Executive terminates employment other than for Good Reason, the Company will have no further obligations to the Executive under this Agreement other than the Accrued Obligations.
8.
Severance Benefits upon Termination Due to Death or Disability. If the Executive’s employment shall terminate by reason of death or Disability, the Company shall pay the Executive’s estate in the case of death or to the Executive in the case of Disability, a lump sum payment equal to the Accrued Obligations, plus a pro rata portion of the Executive’s target annual cash Incentive Compensation Award for the fiscal year that includes the Termination Date, less any payments thereof already made during such fiscal year. In addition, all equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive will immediately vest and, in the case of stock options or stock appreciation rights, become exercisable, and in the case of restricted stock awards, restricted stock units and similar restricted awards, all restrictions will immediately terminate. If the deceased or disabled Executive holds any performance based equity-based Incentive Compensation Awards, these will be deemed vested and any restrictions terminated and will be paid out for the entire performance period (and not pro rata) based on the higher of target performance or actual performance achieved through the Termination Date, with the discretion of the Company to adjust final payouts upward up to the respective maximum potential payout, with payment of any such performance-based awards to be made as soon as practicable following the Termination Date, but in no event later than March 15 of the calendar year following the calendar year that includes the Termination Date. The benefits and payments provided in this Section 8 shall be in addition to those rights and benefits to which the Executive’s estate or the Executive may be entitled under the applicable Company plans or programs. Except as provided in this section regarding accelerated vesting, the deceased or disabled Executive’s equity-based Incentive Compensation Awards will continue to be governed by the applicable Company equity plan.
9.
Non-exclusivity of Rights and Indemnification. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit plan, program, policy or practice provided by the Company or any Affiliate and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived the Executive’s rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company’s or any Affiliate’s charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company or any Affiliate. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company or any Affiliate shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. At all times during the Executive’s employment with the Company or any Affiliate and thereafter, the Company or any such Affiliate shall provide the Executive with indemnification and director and officer insurance insuring the Executive against insurable events which occur or have occurred while the Executive was a director or executive officer of the Company or any Affiliate, on terms and conditions that are at least as favorable as that then provided to any other current or former director or executive officer of the Company or any its Affiliates.
10.
Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
11.
Representations. The Executive hereby represents to the Company that the Executive is legally entitled to enter into this Agreement and to perform the Executive’s obligations hereunder, and that the Executive has the full right, power, and authority, subject to no rights of any third parties, to grant to the Company the rights herein.
12.
Confidentiality, Non-Compete and Assignment of Inventions Agreement. Concurrently with the execution of this Agreement, the Executive hereby agrees to execute, if the Executive has not previously executed, the Company’s standard form of Confidentiality, Non-Compete and Assignment of Inventions Agreement (the “CNDA Agreement”).

13.
Release. The Executive agrees that if the Executive’s employment is terminated by the Company for any reason other than Cause, Disability or death, the Executive will be required to execute a release of all claims, substantially in the form attached hereto as Exhibit A, but incorporating any required additional applicable federal, state, foreign or local specific provisions based on the Executive’s residence or Principal Location (the “Release”), within forty-five (45) days after the applicable Date of Termination (the “Release Period”) to be eligible to receive any post-employment payments of any kind under this Agreement other than the Accrued Obligations. In the event the post-employment payments are amounts that are treated as nonqualified deferred compensation under Code Section 409A and if the Release Period spans two of the Executive's taxable years, the post-employment payments of any kind payable under this Agreement other than the Accrued Obligations must be made or commenced in the second of the two taxable years; subject to the Company’s ability to accelerate such payments to the extent it would not result in a violation of Code Section 409A. The Executive recognizes and agrees that, notwithstanding any other Section to the contrary, in order to be eligible to receive any post-employment payments of any kind under this Agreement, other than the Accrued Obligations, the Release must be executed on a timely basis and not revoked within the time provided.
14.
Cooperation with Legal Matters. The Executive agrees to cooperate with the Company and its Affiliates and their designated attorneys, representatives, and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company or any of its Affiliates is or may become involved. Upon reasonable notice, the Executive agrees to meet with and provide to the Company and its Affiliates or their designated attorneys, representatives or agents all information and knowledge the Executive may have relating to the subject matter of any such proceeding. The Company agrees to reimburse the Executive for any reasonable costs incurred by the Executive in providing such cooperation.
15.
Specific Remedies for Executive Breach of Certain Covenants. Without limiting the rights and remedies available to the Company, in the event of any breach by the Executive of the covenants set forth in Sections 12, 13 or 14 above or the terms of the CNDA Agreement or the Release, the following actions may be taken by the Company:
15.1.
If the Company believes a breach has occurred, it will deliver to the Executive a summary of the breach and a demand for explanation or agreement that such breach has occurred; the Executive shall have ten (10) business days to respond in writing to this demand, whereupon the Company will make a decision as to whether the breach has, in fact, occurred; if it is determined such a breach has occurred, then
15.1.1.
the Company’s obligation to make any payment or provide any benefits to the Executive under Sections 5, 6, 7 or 8 of this Agreement shall cease immediately and permanently, which shall not have any impact whatsoever on the Executive’s continuing obligations under the CNDA Agreement; and
15.1.2.
the Executive shall repay to the Company, within ten (10) days after the Executive receives written demand therefore, an amount equal to ninety percent (90%) of the payments and benefits previously received by the Executive under this Agreement, plus interest on such amount at an annual rate equal to the lesser of ten percent (10%) or the maximum non-usurious rate under applicable law, from the dates on which such payments and benefits were received to the date of repayment to the Company.
15.2.
It is the desire and intent of the parties that the provisions of Section 12 and the CNDA Agreement be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Section 12 and the CNDA Agreement is adjudicated to be invalid or unenforceable, Section 12 and the CNDA Agreement shall be deemed curtailed, whether as to time or location, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Executive as so curtailed, such curtailment to apply only with respect to the operation of Section 12 and the CNDA Agreement in the jurisdiction in which such adjudication is made. If a court in any jurisdiction, in adjudicating the validity of Section 12 and the CNDA Agreement, imposes any additional terms or restrictions with respect to Section 12 and the CNDA Agreement, Section 12 and the CNDA Agreement shall be deemed amended to incorporate such additional terms or restrictions.
15.3.
The Executive agrees and acknowledges that the Executive has received good and adequate consideration for the covenants set forth in Section 12 and the CNDA Agreement in the form of employment, compensation, and benefits separate and independent of any payments or potential payments in this Agreement.
16.
Potential Impact of Accounting Restatements on Certain Bonuses and Profits.
16.1.
If the Company or any of its Affiliates is required to prepare an accounting restatement of its consolidated balance sheet or statement of operations affecting any reporting period that transpires during the term of employment (the “Term”) due to the material noncompliance of the Company or any of its Affiliates with any financial requirements under the U.S. Federal securities laws and if such material non-compliance is a direct result of the Executive’s knowing, intentional, fraudulent or illegal conduct, then the Board can require the Executive to reimburse the Company or the Company for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company or any of its Affiliates during the Term and (ii) any profits realized from the sale of securities of the Company by the Executive during the Term.
16.2.
In making the determination whether to seek recovery from the Executive and in making the determination of what portion of the Executive’s compensation and/or profits should be returned to the Company under Section 16.1, the Board will seek to achieve a result that is fair to the Executive and the Company, and in that connection, the Board will consider whether any bonus, incentive payment, equity award or other compensation has been awarded or received by the Executive during the Term, whether the Executive realized any profits from the sale of securities of the Company during the Term, whether and the extent to which such compensation and/or profits were based on financial results and operating metrics that were satisfied as a result of the Executive’s knowing, intentional, fraudulent or illegal conduct, and what the Executive’s compensation and/or profits would have been in the absence of the reporting issue. The Board has the sole discretion in determining whether the Executive’s conduct has or has not met the standard for such forfeiture and the amount of the forfeiture.
16.3.
Notwithstanding the foregoing, to the extent required or permitted by applicable laws, rules or regulations, securities exchange listing requirements applicable to the Company and any of its Affiliates and the Executive or any Company policy applicable to the Executive, the Company shall have the right to recover any amounts paid to the Executive under this Agreement. Any such recoupment of a payment to the Executive under this Agreement may be in addition to any other remedies that may be available to the Company under applicable law or Company policy applicable to the Executive.
16.4.
If the Board determines that recovery is appropriate or required as set forth in Section 16.1 or 16.3, such amounts shall be withheld from any future amounts owed to the Executive as compensation. The Company may also commence legal action to collect such recovery as the Board determines is owed to the Company.
16.5.
The parties agree that this Section 16 shall be amended as necessary to comply with any new applicable laws, rules or regulations issued by the United States Securities and Exchange Commission, the national stock exchange on which the common stock of the Company is listed or any others applicable to the Company which are or may become mandatorily applicable to this Agreement.
17.
Successors.
17.1.
Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

17.2.
Successors and Assigns of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors, and assigns. The Company may not assign this Agreement to any person or entity (except for a successor described in Section 17.3 below) without the Executive’s written consent.
17.3.
Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or its Affiliates to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it as if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
18.
Administration Prior to Change in Control. Prior to a Change in Control, the Compensation Committee shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual’s entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement. All determinations made under this Agreement by the Compensation Committee shall be final and binding on all interested persons. Prior to a Change in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company. The provisions of this Section 18 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.
19.
Miscellaneous.
19.1.
Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
19.2.
Mandatory Jurisdiction and Venue. Any action to enforce the terms of this Agreement, and/or claims or disputes regarding the Executive’s employment with and/or separation from employment with the Company, shall be brought in the state or federal courts located in Rockingham County, New Hampshire and the parties hereto shall submit to and not contest such mandatory jurisdiction and venue in such courts.
19.3.
Amendment. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing executed by all parties hereto. No person, other than pursuant to a resolution of the Board or the Compensation Committee, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
19.4.
Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information to the insurance company as may be required in connection therewith; provided, however, that no specific information concerning the Executive’s physical examination will be provided to the Company or made available to the Company by the insurance company.
19.5.
Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the other party.
19.6.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.7.
Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by personal delivery, by a nationally recognized overnight courier (provided a written acknowledgement of receipt is obtained) or by certified or express mail to the Executive at 43 Avenue André Morizet, Boulogne-Billancourt, France, or to the Company at Vapotherm, Inc., Attention: President and Chief Executive Officer, 100 Domain Drive, Exeter, New Hampshire 03833, or to such other address as a party shall notify the other parties. Notices and communications shall be effective when actually received by the addressee.
19.8.
Taxes.
19.8.1.
General. The Company and its Affiliates may withhold from any amounts payable under this Agreement such foreign, U.S. federal, state or local taxes as the Company or its Affiliates reasonably determine is required to be withheld pursuant to any applicable law or regulation.
19.8.2.
Code Section 409A.
19.8.2.1.
Notwithstanding anything else to the contrary herein, to the maximum extent permitted, this Agreement shall be interpreted to provide payments that are exempt from Code Section 409A or in compliance therewith, as applicable. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Code Section 409A (taking into account the amounts that are treated as exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions), the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Code Section 409A). In addition, to the extent that any regulations or guidance issued under Code Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest or any additional tax under Code Section 409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the least possible economic effect on the Executive as reasonably determined in good faith by the Company and the Executive; provided however, that the Company and the Executive shall not be required to substitute a cash payment for any non-cash benefit herein.
19.8.2.2.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, including amounts that are treated as exempt from the requirements of Code Section 409A by reason of the “separation pay” or “short-term deferral” exclusions, upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A or any exclusion from the requirements of Code Section 409A, as applicable. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to the “Date of Termination” shall mean the date the “separation from service” occurs and references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
19.8.2.3.
For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, as the case may be.
19.8.2.4.
With respect to any payment constituting nonqualified deferred compensation subject to Code Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive;

(B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
19.8.2.5.
If the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
19.8.3.
Code Section 280G. The provisions set forth in Exhibit B hereto are hereby incorporated into this Agreement by this reference, and the Executive shall be entitled to the benefit of those provisions. This Section 19.8.3 and the provisions set forth in Exhibit B hereto shall be expressly assumed by any successor to the Company.
19.9.
Entire Agreement. This Agreement, and the Exhibits hereto, contain the entire agreement of the parties with respect to the subject matter referred to herein and supersedes any and all prior negotiations, understandings, arrangements, letters of intent, and agreements, whether written or oral, between the Executive and the Company and its Affiliates, or any of its or their directors, officers, employees or representatives with respect thereto, including without limitation any severance or other provisions to the contrary or in conflict hereof in any employment, severance, change in control or other agreement between the Executive and the Company or any of its Affiliates. In the event of any such conflict or any conflict between any provisions of this Agreement (including its Exhibits) and the provisions of any plan, program or policy of the Company or any of its Affiliates, this Agreement and its Exhibits shall govern.
19.10.
Survivability. Except as otherwise expressly set forth in this Agreement, upon the termination of this Agreement or the expiration of the Term, the respective rights and obligations of the parties that accrued prior to such termination or expiration shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties hereto. The Agreement shall continue in effect until there are no further rights or obligations of the parties hereto that accrued prior to such termination or expiration outstanding hereunder and shall not be terminated by any party without the express written consent of all parties.
19.11.
No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive’s employment at any time, with or without Cause.
19.12.
Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company and its Affiliates. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement. With respect to all payment and performance obligations of the Company under this Agreement, the term the “Company” shall include all of its Affiliates.
19.13.
Attorneys’ Fees. In any legal action by the Company to enforce Sections 12, 13 and 14 of this Agreement and the terms of the CNDA Agreement, and in any other legal action by any party prior to a Change in Control to enforce any term of this Agreement, the prevailing party shall be entitled to recover all reasonable attorney’s fees and litigation costs. Following a Change in Control, should a party file any action to enforce any term of this Agreement other than an action by the Company to enforce Sections 12, 13 and 14 of this Agreement and the terms of the CNDA Agreement, the Company shall pay all reasonable attorney’s fees and litigation costs incurred by the Executive. Following a Change in Control, the payment of fees and litigation costs will be made on a quarterly basis following the commencement of the action upon presentation of fee statements from legal counsel of the Executive without regard to which party may ultimately be the prevailing party.
19.14.
Execution. This Agreement and its Exhibits may be executed in several counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and its Exhibits may be executed by signatures delivered by facsimile or in pdf or other electronic format, which shall be deemed to be an original.
20.
Term. The term of this Agreement shall commence from the Effective Date and shall continue until the close of business of the day preceding the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Company or the Executive shall give written notice to the other party that the Company or the Executive, as the case may be, does not wish to so extend this Agreement. Notwithstanding the foregoing, if the Company gives such written notice to the Executive less than two (2) years after a Change in Control, the term of this Agreement shall be automatically extended until the later of (a) the date that is two (2) years after the anniversary of the Effective Date that follows such written notice or (b) the second (2nd) anniversary of the Change in Control and subject to Section 19.10 of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

AGREED AND ACCEPTED

VAPOTHERM, INC.	EXECUTIVE
By: /s/ Joe Army Title: CEO	/s/ Greg Ramade Greg Ramade

EXHIBIT A

GENERAL RELEASE

[●] (the “Executive”), on behalf of the Executive and the Executive’s heirs, executors, administrators, successors and assigns, whether named or referred to below or not, releases, acquits and forever discharges Vapotherm, Inc. (the “Company”), its parent(s), successors and assigns, their agents, servants, and employees, its subsidiaries, divisions, subdivisions, and affiliates (“Released Party”), of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state, federal or foreign law, or any other law, or otherwise, arising out of or relating to the Executive’s employment with the Company or the termination thereof (collectively “Claims”). The Executive intends to affect a full and final general release of all such Claims. It is expressly understood and agreed that this Release is intended to cover, and does cover, not only all now known injuries, losses, and damages, but also those injuries, losses, and damages not now known or anticipated, but which may later be discovered after the Effective Date (as hereinafter defined as the date when the Executive signs this Release), including all the effects and consequences thereof.

More specifically, by signing this Release, the Executive agrees to release any actual and potential Claims that the Executive has or may potentially have, either as an individual or standing in the shoes of the government, under any foreign, federal, state or local law, administrative regulation or legal principle (except as provided below in this Release) against the Company or any and all other Released Parties. The following listing of laws and types of Claims is not meant to, and shall not be interpreted to, exclude any particular law or type of Claim, law, regulation or legal principle not listed. The Executive understands that the Executive is releasing all the Executive’s Claims against the Company and all Released Parties including, but not limited to, any Claims for expense reimbursement or expenses, Claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; Claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and any Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), 28 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the False Claims Act, 31 U.S.C. § 3729, et seq., Delaware Discrimination in Employment Act, Delaware Persons With Disabilities Employment Protections Act, Minimum Wage Act of the State (Del. Code Ann. tit. 19, §§ 901-914), Delaware Whistleblowers' Protection Act, Delaware False Claims and Reporting Act, Delaware equal pay laws (Del. Code Ann. tit. 19, § 1107A), Delaware meal break

Ex. A-1

laws, Delaware leave laws, New Hampshire Law Against Discrimination, New Hampshire Whistleblowers' Protection Act, New Hampshire Worker Adjustment and Retraining Notification Act, New Hampshire equal pay laws (N.H. Rev. Stat. Ann. §§ 275:36 to 275:41-a), New Hampshire genetic testing laws (N.H. Rev. Stat. Ann. §§ 141-H:1 to 141-H:6), and New Hampshire leave laws, or any other federal, state, or local statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, Claims for violation of any civil rights laws based on protected class status and all other Claims for unlawful employment practices, and all other common law or statutory Claims.

The Executive is not releasing, and “Claims” shall not include, any rights or Claims the Executive has (1) pursuant to the Separation Pay Agreement between the Company and the Executive, any equity award granted to the Executive by Vapotherm, Inc. or the Indemnification Agreement between the Company or its affiliates and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s and its affiliates’ corporate documents or be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the date this Release is executed by the Executive.

The Executive represents and warrants that the Executive is aware of no facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to a claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal, state, local or international law, statute or regulation providing for protection and/or recovery to whistleblowers. Nothing in this General Release interferes with the Executive’s right to file a complaint, charge or report with any law enforcement agency, with the Securities Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, nor does it require notification to or prior approval by the Company of any such a complaint, charge or report. Executive understands and agrees, however, that Executive waives Executive’s right to recover any whistleblower award under Section 21F of the Securities Exchange Act of 1934 or other individual relief in any administrative or legal action whether brought by the SEC or other law enforcement agency, Executive, or any other party, unless and to the extent that such waiver is contrary to law. Executive agrees that Company reserves any and all defenses which it has or might have against any such claims brought by Executive or on Executive’s behalf.

The Executive declares that the Executive understands, covenants, and agrees that except to the extent explicitly permitted by this General Release, the Executive will not make any Claims or demands, or file any legal proceedings against any Released Party or join any Released Party as a party with respect to any Claims released by the Executive, nor shall the Executive proceed against any other person, firm, or corporation on the Claims released above except as is necessary to enforce the terms and conditions of this Release and the Separation Pay Agreement. Notwithstanding the foregoing, nothing in this Release or the Separation Pay Agreement should be construed as interfering with the Executive’s right or ability to file a charge, report, claim or complaint with, or to otherwise participate in any manner in an investigation or proceeding before, any civil rights, fair employment practices, securities regulation or other governmental regulatory

Ex. A-2

or law enforcement agency or entity, including without limitation, the Equal Employment Opportunity Commission (“EEOC”). The Executive further declares that the Executive is voluntarily forfeiting any right to recover or receive compensation in any form resulting from a legal action or demand against the Company by any other person or persons with respect to the Claims released by the Executive herein. The Executive agrees that the Released Parties reserve any and all defenses which they have against any such claims.

In accordance with the Older Workers Benefit Protection Act of 1990, as amended, Executive agrees as follows:

a)
This Release is written in terms which the Executive understands;
b)
The Executive has been advised of the Executive’s rights to consult an attorney to review and for advice regarding whether to sign this Release;
c)
The Executive does not waive any rights or claims that may arise after the date the Release is executed;
d)
The Executive is receiving consideration beyond anything of value to which the Executive already is entitled; and
e)
The Executive has been given a reasonable period of time to consider this Release (at least 21 days).

RIGHT TO REVOKE

The Executive understands that insofar as this Release relates to the Executive’s rights under the ADEA, it shall not become effective or enforceable until seven (7) days after the Executive signs it. The Executive also has the right to revoke this Release only insofar as it extends to potential Claims under the ADEA by written notice to the Company within seven (7) calendar days following the Executive’s signing of this Release. Any such revocation must be in writing, must explain that the revocation is applicable to the Executive’s ADEA Claims, and must be either hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, as follows:

(a) post-marked within the applicable seven (7) day period;

(b) properly addressed to:

President and Chief Executive Officer

Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833; and

(c) sent by certified mail, return receipt requested.

The Executive declares that the Executive understands, covenants, and agrees that the Executive will not make any Claims or demands, or file any legal proceedings against the

Ex. A-3

Company or join the Company as a party with respect to any Claims released by the Executive, nor shall the Executive proceed against any other Released Party, person, firm, or corporation on the Claims released above except as is necessary to enforce the terms and conditions of this Release and the Separation Pay Agreement between the Executive and the Company. The Executive further declares that the Executive is voluntarily forfeiting any right to recover or receive compensation in any form resulting from a legal action or demand against the Company by any other person or persons with respect to the Claims released by the Executive herein.

The filing of any claim, demand or any and all other legal proceedings by the Executive against the Company with respect to Claims released by the Executive shall be deemed to be a material breach of the terms of this Release. Such breach shall immediately terminate Company’s duty to pay any further sums to the Executive.

It is further understood and agreed that the Company will pay and the Executive is accepting severance payments and benefits more fully described in the Separation Pay Agreement between the parties in full accord and satisfaction of any obligations, Claims, and/or disputes that the Executive may have with the Company with respect to the Executive’s released Claims.

The Executive declares, understands, covenants, and agrees that the terms of the Separation Pay Agreement, and the severance payments and benefits stated therein, are the sole consideration for this Release and that the Executive voluntarily accepts that consideration for the purpose of making a full and final compromise, adjustment, and release of all Claims.

The Executive understands and agrees that this is the full and complete understanding of the parties, that it is the integrated memorial of their agreement, and that there are no other written or oral understandings, agreements, covenants, promises or arrangements, directly or indirectly connected with this Release, that are not incorporated herein. The terms of this Release are contractual and are not mere recitals.

Notwithstanding the foregoing, nothing in this Release shall release any party from obligations resulting from the Separation Pay Agreement nor prohibit any party from seeking the enforcement of the Separation Pay Agreement.

The Executive understands that the consideration the Executive is receiving for settling and releasing the Executive’s Claims is contingent upon the Executive’s agreement to be bound by the terms of this Release. Accordingly, if the Executive attempts to revoke this Release as provided above, the Executive understands that the Executive is not entitled to the post-termination payments and benefits, other than the Accrued Obligations, offered in the Separation Pay Agreement. The Executive further understands that if the Executive attempts to revoke the Executive’s release of the Executive’s ADEA Claims, the Executive must immediately return to Company the post-termination payments and benefits, other than the Accrued Obligations, that the Executive may have received under the Executive’s Separation Pay Agreement; provided however, that if the Executive decides to challenge the knowing and voluntary nature of this Release under the ADEA and/or the OWBPA, the Executive is not required to return to Company any consideration that the Executive received under the Executive’s Separation Pay Agreement.

Ex. A-4

AGREED AND ACCEPTED

The Company has advised the Executive of the Executive’s right to review this Release with the Executive’s own attorney. The Executive has had the opportunity to carefully read this Release and understands all its terms. In agreeing to sign this Release, the Executive has not relied on any oral statements or explanations made by the Company or any other Released Party, including their employees or attorneys. The Executive understands and agrees to be bound by this Release. This Release shall be effective as of the date signed by the Executive (“Effective Date”).

EXECUTIVE:

Dated: , 20__

(Effective Date) Signature

Name:

Ex. A-5

EXHIBIT B

MODIFIED 280G CUTBACK

Notwithstanding anything to the contrary in this Agreement, in any other agreement between or among the Executive, the Company or any of its Affiliates or in any plan maintained by the Company or any Affiliate, if there is a 280G Change in Control (as defined in Section (g)(i) below), the following rules shall apply:

a.
Except as otherwise provided in Section (b) below, if it is determined in accordance with Section (d) below that any portion of the Payments (as defined in Section (g)(ii) below) that otherwise would be paid or provided to the Executive or for the Executive’s benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section (g)(iii) below).
b.
No reduction in any of the Executive’s Payments shall be made pursuant to Section (a) above if it is determined in accordance with Section (d) below that the After Tax Amount of the Payments payable to the Executive without such reduction would exceed the After Tax Amount of the reduced Payments payable to the Executive in accordance with Section (a) above. For purposes of the foregoing, (i) the “After Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Section (a) above, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any Medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
c.
Any reduction in the Executive’s Payments required to be made pursuant to Section (a) above (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment; second, any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or non-qualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company or any of its Affiliates, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A

Ex. B-1

24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.
d.
A determination as to whether any Excise Tax is payable with respect to the Executive’s Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Executive’s Payments is required pursuant to the provisions of Sections (a) and (b) above, and if so, as to the amount of the reduction so required, shall be made by no later than fifteen (15) days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates or for any entity effecting the 280G Change in Control. If the Executive and the Company cannot agree on the firm to serve as Auditor, then the Executive and the Company shall each select one (1) accounting firm and those two (2) firms shall jointly select the accounting firm to serve as the Auditor. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Company. If the Auditor determines that no Excise Tax is payable with respect to the Executive’s Payments, either as a result of any Required Reduction the Auditor has determined should be made thereto or because the Auditor has determined that no Required Reduction must be made thereto, the written report which the auditor furnishes to the Executive and to the Company pursuant to the preceding sentence shall be accompanied by an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to the Executive’s Payments. Except as otherwise provided in Section (e) or Section (f) below, the determinations made by the Auditor pursuant to this Section (d) shall be binding upon the Executive and the Company and its Affiliates.
e.
If, notwithstanding (1) any determination made pursuant to Section (d) above that a reduction in the Executive’s Payments is not required pursuant to Section (a) above or (2) any reduction in the Executive’s Payments made pursuant to Section (a) above, the United States Internal Revenue Service (the “IRS”) subsequently asserts that the Executive is liable for Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to the Executive shall be reduced as provided in Sections (a) and (b) above or shall be further reduced as provided in Section (a) above, and (if still necessary after such reduction or further reduction) any Payments already made to the Executive shall be repaid to the Company or its Affiliates, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by the Executive. Any such reduction or further reduction or repayment (i) shall be made only if the IRS agrees that such reduction or further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to the Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against the Executive if such reduction or further reduction or repayment is made, and (ii) shall be made in the manner described in Section (c) above,

Ex. B-2

f.
Notwithstanding anything to the contrary in the foregoing provisions of this Exhibit B, if (i) the Executive’s Payments have been reduced pursuant to Section (a) above and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to the Executive’s Payments, and (ii) if the After Tax Amount of the Payments payable to the Executive, determined without any further reduction or repayment as provided in Section (e) above, and without any initial reduction as provided in Section (a) above, would exceed the After Tax Amount of the Payments payable to the Executive as reduced in accordance with Section (a), then (A) no such further reduction or repayment shall be made with respect to the Executive’s Payments pursuant to Section (e) above, and (B) the Company or its Affiliate shall pay to the Executive an amount equal to the reduction in the Executive’s Payments that was initially made pursuant to Section (a). Such amount shall be paid to the Executive in a cash lump sum by no later than the fifteenth (15th) day of the third (3rd) month following the close of the calendar year in which the IRS makes its final determination that Excise Tax is due with respect to the Executive’s Payments, provided that by such day the Executive has paid the Excise Tax so determined to be due.
g.
For purposes of the foregoing, the following terms shall have the following respective meanings:
i.
“280G Change in Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.
ii.
“Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for the Executive’s benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.
iii.
“Excise Tax Threshold Amount” shall mean an amount equal to (x) three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.

Ex. B-3